CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.12

CONFIDENTIAL – EXECUTION VERSION

MANUFACTURING SERVICES AGREEMENT

between

JABIL INC.,

and

LUCIRA HEALTH INC.

INDEX

1.	Definitions			1

2.	List of Schedules			5

3.	Forecasts			5

	3.1	Forecast Generation and Master Scheduling		5

	3.2.	Master Scheduling		6

	3.3.	Forecast Rescheduling		6

4.	Manufacturing Services			6

	4.1.	Jabil’s General Obligations		6

	4.2.	Consigned Equipment		6

		4.2.1.	General Items to be Supplied by Company	6

		4.2.2.	Molding and Automation Equipment; Maintenance	6

	4.3.	Company Inspection		7

	4.4.	Materials Procurement		7

	4.5.	Materials Declaration		7

	4.6.	Product Evaluation		7

		4.6.1.	Initial Inspection	7

		4.6.2.	Disputed Rejection	8

5.	Warranty & Remedy			8

	5.1.	Jabil Warranty		8

	5.2.	Repair or Replacement of Defective Product		8

	5.3.	Limitation of Warranty		8

	5.4.	Debarment		9

6.	Limitation of Damages			9

7.	Delivery and Financial Terms			9

	7.1.	Delivery and Pricing		9

		7.1.1.	Delivery	9

		7.1.2.	Pricing	10

		7.1.3.	Export Declaration	10

		7.1.4.	Price Changes	10

	7.2.	Payment		11

	7.3.	NRE		11

	7.4.	Taxes		11

	7.5.	Foreign Currency		11

	7.6.	Aggregate Credit Limit		11

i

8.	Import and Export; Quality and Regulatory Obligations; FAR Regulations			12

	8.1.	Import and Export		11

	8.2.	Quality and Regulatory Obligations		11

		8.2.1.	Quality Agreement	12

		8.2.2.	Regulatory Activities; Information	12

		8.2.3.	Mandated Changes to Specifications and Manufacturing Process	12

		8.2.4.	Records	13

		8.2.5.	Complaints	13

		8.2.6.	Recalls	13

		8.2.7.	Regulatory Actions	13

	8.3.	Design Services; US Government Contracts		14

9.	Change Orders, Production Increases; Forecast Flexibility			14

	9.1.	Specification, Product or Process Changes		14

	9.2.	Forecast/PO Flexibility		14

		9.2.1.	Reschedules and Cancellations	14

		9.2.2.	Production Increases	14

	9.3.	Safety Stock		15

	9.4.	Excess Material and Obsolete Material		15

	9.5.	End of Life Material		15

10.	Term			15

11.	Termination and Termination Charges			16

	11.1.	Termination Rights		16

	11.2.	Reserved		16

	11.3.	Termination for Cause		16

	11.4.	Termination for Bankruptcy/Insolvency		16

	11.5.	Termination Effects		16

	11.6.	Duty to Mitigate Costs		17

12.	Confidentiality			17

	12.1.	Confidentiality Obligations		17

	12.3.	Employees, Agents and Representatives		18

	12.4.	Term and Enforcement		18

	12.5.	Return of Proprietary Information and Technology		18

13.	Intellectual Property Rights			18

	13.1.	Intellectual Property Ownership		18

	13.2.	Company Intellectual Property		18

14.	Company Indemnification			19

ii

	14.1.	Jabil Indemnified Claims	19

	14.2.	Company Indemnified Claims	19

	14.3.	Control of Defense	19

15.	Relationship of Parties		19

16.	Insurance		19

17.	Publicity		20

18.	Force Majeure		20

19.	Miscellaneous		20

	19.1.	Notices	20

	19.2.	Amendment	20

	19.3.	Partial Invalidity	21

	19.4.	Anti-Bribery Laws	21

	19.5.	Entire Agreement	21

	19.6.	Assignment	21

	19.7.	Waiver	21

	19.8.	Captions and Section References	21

	19.9.	Construction	21

	19.10.	Dispute Resolution	21

	19.11.	Other Documents	22

	19.12.	Counterparts	22

	19.13.	Governing Law and Jurisdiction	22

iii

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Service Agreement (“Agreement”) is entered into as of September 10th, 2020 (“Effective Date”) by and between Jabil Inc., having its principal place of business at 10560 Dr. M.L. King Jr. Street North St. Petersburg, Florida 33716, on behalf of itself and its affiliates (“Jabil”), and Lucira Health, Inc. a Delaware corporation, (“Company”). Jabil and Company are referred to herein individually as “Party”, or collectively as “Parties”.

RECITALS

A. WHEREAS, Jabil is in the business of designing, developing, manufacturing, testing, configuring, assembling, packaging and shipping electronic assemblies and systems.

B. WHEREAS, Company is in the business of designing, developing, distributing, marketing and selling products containing electronic assemblies and systems.

C. WHEREAS, on or about the Effective Date, the Parties shall enter into a Technical Services Agreement, dated September 10th, 2020 (the “TSA”) pursuant to which the Company will engage Jabil to perform certain technical services in relation to the Company’s product.

D. WHEREAS, the Parties desire that Jabil manufacture, test, configure, assemble, package and/or ship certain electronic assemblies and systems pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS

1. Definitions. In addition to terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meaning:

“AAA”	shall have the meaning set forth in Section 19.10.

“Affiliate”	means with respect to a Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with such Person. For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 50% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 50% or more of any class of equity interest).

“Aggregate Credit Limit”	Shall have the meaning set forth in Section 7.6.

“Automation”	shall have the meaning set forth in Section 4.2.2

“Business Day”	means Monday through Friday, except for federal, state or bank holidays where the Manufacturing Service is provided.

“Background Intellectual Property”	means any Intellectual Property owned, or controlled by a Party (a) prior to the Effective Date, or (b) developed or acquired after the Effective Date of this Agreement and independent of this Agreement without the use of other Party’s Proprietary Information and Technology.

“Bailed Equipment”	shall have the meaning set forth in Section 4.2.2

“cGMP”	means the current good manufacturing practice regulations promulgated, administered and enforced by the FDA as set forth in 21 C.F.R. Part 820 or other similar and applicable regulatory requirements applicable to the manufacture and supply of a Product.

“Claims”	shall have the meaning set forth in Section 14.1

“Commercially Reasonable Efforts”	means with respect to a given Person and a given activity or objective, the reasonable efforts and resources to accomplish such objective or activity that would be comparable with the efforts and resources commonly used in the manufacturing and biotechnology industry by a commercial entity of similar size in respect of personnel and financial resources as the applicable Person, expended in a manner and timing consistent with the exercise of prudent business judgment [****].

“Company Indemnitees”	shall have the meaning set forth in Section 14.2

“Company Liability”	shall have the meaning set forth in Section 9.4.

“Components”	means those components, parts or materials to be incorporated into the Product, including spares and subassemblies, that Company either provides, directly or indirectly, to Jabil or are purchased through component suppliers designated, specified and/or approved by Company.

“Proprietary Information and Technology”	means, without limitation, software, firmware, hardware, technology and know-how and other proprietary information or intellectual property embodied therein that is known, owned or licensed by and proprietary to either Party and not generally available to the public, including plans, analyses, trade secrets, patent rights, copyrights, trademarks, inventions, fees and pricing information, operating procedures, procedure manuals, processes, methods, computer applications, programs and designs, and any processed or collected data. The failure to label any of the foregoing as “confidential” or “proprietary” shall not mean it is not Proprietary Information and Technology.

“Defect” or “Defective”	shall have the meaning set forth in Section 5.2.

“EOL”	shall have the meaning set forth in Section 9.5.

“Evaluation Period”	shall have the meaning set forth in Section 4.6.

“Excess Material”	means Components, WIP or Products on hand or on order by Jabil for more than [****] and which were ordered, purchased or manufactured based on a MOQ, Forecast or Purchase Orders or other written instruction by Company to Jabil.

“Exit Plan”	shall have the meaning set forth in Section 11.7.

“FDA”	means the United States Food and Drug Administration

“Firm Period”	shall have the meaning set forth in Section 9.2.1

“Forecast”	shall have the meaning set forth in Section 3.1.

“Indemnifying Party”	shall have the meaning set forth in Section 14.3

“Intellectual Property”	shall mean patents, design(s) (whether or not capable of registration), chip topography right(s), database rights and other like protection, copyright(s), trademark(s), trade names(s), trade dress(es), trade secrets and/or any other industrial and/or intellectual property right(s) and applications, divisions, continuations, renewals, re-exams and reissues therefore and any discoveries, inventions, technical information, procedures or processes software, firmware, technology, know-how.

“Jabil Indemnitees”	shall have the meaning set forth in Section 14.1

“Lead-time”	Means the minimum amount of time for Jabil to procure and receive necessary Components plus the time needed to manufacture, test and ship the Product from Jabil’s facility.

“Loaned Equipment”	means capital equipment (including tools) which is loaned to Jabil by or on behalf of Company (or procured by Jabil on behalf of Company) to be used by Jabil to perform the Manufacturing Services and includes all equipment, tools and fixtures purchased specifically for Company, by Jabil, to perform the Manufacturing Services and that are paid for in full by Company.

“Losses”	shall have the meaning set forth in Section 14.1

“Manufacturing Services”	means the services performed by Jabil hereunder which shall include but not be limited to manufacturing, testing, configuring, assembling, packaging and/or shipping of the Product, including any additional services, all in accordance with the Specifications.

“Material Inventory”	shall have the meaning set forth in Section 9.4.

“Materials Declaration Requirements”	means any requirements, obligations, standards, duties or responsibilities pursuant to any environmental, product composition, ecodesign (Directive 2009/125/EC), energy use, energy efficiency and/or materials declaration laws, directives, or regulations, including international laws and treaties regarding such subject matter; and any regulations, interpretive guidance or enforcement policies related to any of the foregoing.

“Molds”	shall have the meaning set forth in Section 4.2.2

“Molding Equipment”	shall have the meaning set forth in Section 4.2.2

“MOQ” or “Minimum Order Quantity”	means Components purchased in excess of Forecast requirements from POs or Forecast, because of the minimum lot sizes required by the suppliers supplying Components to support the pricing provided to Company by Jabil.

“MPS”	shall have the meaning set forth in Section 3.2.

“Notice of Disputed Defect”	shall have the meaning set forth in Section 4.6.

“NRE Costs”	shall consist of expenses incurred by Jabil under this Agreement, including design engineering services, testing, fixturing and tooling and other out-of-pocket costs, in each case solely to the extent directly allocable to the manufacture and supply of Product

“Obsolete Material”	means Components that no longer appear on a bill of material or Component, WIP, or Products that has no demand or usage for at least [****] and which were ordered, purchased or manufactured based on a Forecast, MOQs or Purchase Orders or other written instruction by Company to Jabil.

“Person”	means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

“Product(s)”	means the product(s) manufactured and assembled by Jabil on behalf of Company under this Agreement as identified in Schedule 1 (or any subsequent Schedule 1 prepared for any product to be manufactured hereunder) including any updates, renewals, modifications or amendments thereto.

“Pricing Period”	means the [****] (or any other period mutually agreed upon) commencing on the first day of the next calendar month after the Effective Date, and each [****] (or any other period mutually agreed upon) thereafter.

“Product Warranty”	Shall have the meaning set forth in Section 5.1.

“Purchase Order” or “PO”	means a firm purchase order provided to Jabil by Company in writing which specifies the Product to be manufactured, quantity of each Product, delivery date, or Components that will be procured by Jabil on behalf of Customer.

“QBRs”	shall have the meaning set forth in Section 7.6

“Quality Agreement”	shall have the meaning set forth in Section 8.2.1

“Quality Control Procedure”	shall have the meaning set forth in Section 8.2.1

“Recall”	shall have the meaning set forth in Section 8.2.6

“Regulatory Approval”	means, for a particular country, approval by the applicable Regulatory Authority of any and all filings required for the commercial marketing or sales of any product (or component thereof) in such country, along with satisfaction of any related applicable regulatory requirements.

“Regulatory Authority”	means the FDA in the United States or the equivalent regulatory authority or entity having the responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labeling, marketing and sale of pharmaceutical or biological products or medical devices in any country other than the United States.

“RMA”	shall have the meaning set forth in Section 5.2

“RMA Product”	shall have the meaning set forth in Section 5.2

“Spares”	shall have the meaning set forth in Section 4.2.2

“Specification Notice”	shall have the meaning set forth in Section 4.6.

“Specifications”	means the detailed description of the technical and engineering requirements for each Product, which may include dimensions, designs, procedures, parameters, processes, drawings, quality control tests, and as agreed in writing by parties instructions relating to testing, packaging, packing and labeling of each Product that are included in a SOW, or otherwise supplied by Company and agreed upon by the Parties, and including any amendments or engineering change orders agreed upon by Parties in writing.

“Statement of Work” or “SOW”	means the statement of work for each Product set forth, a template of which is included in Schedule 1, as amended in writing from time to time upon mutual agreement of the Parties

“Termination”	shall have the meaning set forth in Section 11.5.

“TSA”	shall have the meaning set forth in Recital C

“Volume Pricing Matrix”	shall have the meaning set forth in Section 7.1.2.1

“Warranty Period”	shall have the meaning set forth in Section 5.1.

“WIP”	means work in process

“Withholding Taxes”	shall have the meaning set forth in Section 7.4.

2. List of Schedules.

•	Schedule 1: Statement of Work and/or Specifications Template

3. Forecasts.

3.1. Forecast Generation and Master Scheduling. Each month, Company shall provide a rolling [****] month forecast to Jabil as well as [****] (“Forecast”). The first [****] of the Forecast shall constitute Company’s written PO and shall constitute a binding obligation for the Company to purchase and for Jabil to supply the amounts ordered. Company and Jabil will meet at least monthly to review the Forecast for the purpose of preparing it for Jabil’s master production scheduling. Key data elements for the Forecast and the Master Production Schedule (as defined below) development include, but are not limited to:

•	[****];

•	[****];

3.2. Master Scheduling. Jabil will develop a [****] Master Production Schedule (“MPS”) that supports the Forecast. The proposed MPS will be based on material and capacity availability as well as the mutually agreed stock and service levels.

3.3. Forecast Rescheduling. Any rescheduling or cancellation of the Forecast or the POs shall be subject to the terms set forth in Section 9.

4. Manufacturing Services.

4.1. Jabil’s General Obligations. Jabil will manufacture, test, pack and ship the Product in accordance with the Specifications and any applicable Forecast and PO. Jabil will reply to each proposed PO that is submitted in accordance with the terms of this Agreement by notifying Company of its acceptance or rejection within [****] of receipt of any proposed PO, provided that any failure to timely accept or reject any PO shall be a deemed acceptance. In the event of Jabil’s rejection of a proposed PO, Jabil’s notice of rejection will specify the basis for such rejection, provided that Jabil shall not be entitled to reject any PO that is placed in accordance with the Forecast. Company shall be solely responsible for the sufficiency and adequacy of the Specifications. Jabil may not subcontract any of the Manufacturing Services without Company’s prior written consent. For clarity, Component suppliers are not considered subcontractors hereunder and Jabil is permitted to have its Affiliates, and its Affiliate’s employees, perform hereunder without obtaining Company’s prior written consent, subject to this Section 4.1. Jabil shall at all times be responsible for the compliance of its permitted subcontractors with the terms and conditions of this Agreement. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates, as described above, provided that each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance and will remain ultimately responsible under this Agreement, whether or not its obligations are performed through an Affiliate or subcontractor.

4.2. Consigned Equipment

4.2.1. General Items to be Supplied by Company. Company shall supply to Jabil, according to the terms and conditions specified herein and as applicable, Company Proprietary Information and Technology, the Loaned Equipment and Components necessary for Jabil to perform the Manufacturing Services. Company will also provide to Jabil all Specifications, Test Procedures, Packaging and Shipping Specifications, Product design drawings, approved vendor listings, Component descriptions (including approved substitutions), manufacturing process requirements, and any other specifications necessary for Jabil to perform the Manufacturing Services. Company shall be solely responsible for delay in delivery, defects and enforcement of warranties related to the Loaned Equipment, and Components and shall hold Jabil harmless for any claim arising therefrom, in each case, other than to the extent caused by Jabil’s negligence, willful misconduct or breach of this Agreement. Title to the Loaned Equipment will remain with Company while in Jabil’s possession. While in Jabil’s possession, unless otherwise set forth in the SOW, Jabil will be responsible for routine maintaining all Loaned Equipment and keeping the same in good working condition, as described in Section 4.2.2. Upon expiration or termination of this Agreement, Loaned Equipment shall be returned to Company.

4.2.2. Molding and Automation Equipment; Maintenance. In order to perform manufacturing hereunder, Company may consign molds (“Molds”) and/or automation (“Automation”) listed in a SOW for a Product that shall be used by Jabil in the manufacture of the Products. Together, the Molds and Automation are referred to herein as the “Molding Equipment”. Within [****] days after receipt of the Molding Equipment (other than Molding Equipment procured by Jabil on Company’s behalf), Jabil will inspect and identify to Company any deficiencies or repair requirements for such Molding Equipment. Jabil will correct any deficiencies or repair requirements that Jabil identified to Company, and Company will reimburse Jabil within [****] days of Jabil’s invoice for any related costs incurred by Jabil in connection with those corrections. While in Jabil’s possession, unless otherwise set forth in the SOW, Jabil will be responsible for maintaining all Molding Equipment and Loaned

Equipment (collectively the “Bailed Equipment”) and keeping the same in good working condition at all times. Title to the Bailed Equipment will remain with Company while in Jabil’s possession. The Parties may agree on a maintenance plan for the Bailed Equipment, and shall include a review of the condition of the Bailed Equipment in any quarterly business review or similar meetings. Routine maintenance of the Bailed Equipment will be carried out by Jabil. For the purpose of this Section, “routine maintenance” with respect to Molds shall mean cleaning or replacing worn or broken ejector pins and repairing any damage caused by the negligence of Jabil and “routine maintenance” with respect to the Automation or any other Bailed Equipment shall mean such maintenance as recommended by the manufacturer or as agreed by the Parties in writing. Jabil will maintain, at Company’s expense, a reasonable inventory of spare parts (“Spares”) for use in maintenance of the Molding Equipment. Company will issue a blanket purchase order against which Jabil will send invoices to Company for reimbursement of the cost of the Spares and other maintenance as may be agreed. [****] will be responsible for the costs of refurbishment or replacement of the Bailed Equipment, which Jabil will undertake at a time to be determined by Jabil and Company. Refurbishment with respect to Molds shall include, without limitation, replacing mold plates, realigning cavity pockets, repairing parting line flash, and rebuilding major components.

4.3. Company Inspection. Company shall have the right, upon reasonable advance notice, during normal business hours and at its expense to inspect, review, monitor and oversee the Manufacturing Services, provided that such inspection shall not disrupt Jabil’s normal business operations. Company shall cause each of its employees, agents and representatives who have access to Jabil’s facilities, to maintain, preserve and protect all Proprietary Information and Technology of Jabil and the confidential information of Jabil’s other customers.

4.4. Materials Procurement. Jabil will use Commercially Reasonable Efforts to procure Components [****] per Company’s approved vendor list, that are necessary to fulfill the mutually agreed upon Product pricing, MOQs, Forecast and POs and as agreed by the Parties, with the understanding that it is the Parties’ intent that Jabil procure Components on Company’s behalf following the validation of a sufficient credit line for Company. Notwithstanding the foregoing, the Parties understand and agree that Company may, and Company expressly reserves the right to, provide materials or Components for use by Jabil at Jabil’s facilities, and Company shall reimburse Jabil for any reasonable and documented costs incurred by Jabil in reasonable anticipation of providing the Manufacturing Services that result from any defect of, or the failure to provide, such materials and Components; provided that Jabil shall use Commercially Reasonable Efforts to minimize such costs.

4.5. Materials Declaration. Where Company notifies Jabil in writing that the Product is subject to Materials Declaration Requirements, Jabil will use Commercially Reasonable Efforts to assist Company in procuring Components that are compliant with Materials Declaration Requirements. However, Company understands and agrees that (i) Company is responsible for notifying Jabil in writing of the specific Materials Declaration Requirements that Company determines to be applicable to the Product and shall be solely liable for the adequacy and sufficiency of such determination and information; and (ii) any information regarding Materials Declaration Requirements compliance of Components or packaging used in the Products shall come from the relevant supplier and, without limiting any express warranty provided by Jabil hereunder, Jabil does not test, certify or otherwise warrant Component or packaging compliance, on a homogenous material level or any other level, with Materials Declaration Requirements.

4.6. Product Evaluation; Third Party Determination.

4.6.1. Initial Inspection. Company shall use Commercially Reasonable Efforts to evaluate each Product to determine if it conforms to the Product Warranty. Company shall give Jabil written notice of any rejection of a Product within [****] following Company’s receipt of such Product (“Evaluation Period”). Such written notice of rejection of a Product for failure to conform to Product Warranty and shall include a description of Company’s basis for asserting that the Product does not conform to the Product Warranty (“Specification Notice”) Failure to provide the Specification Notice to Jabil within the Evaluation Period shall deem the Product to be accepted. For clarity, nothing in this Section 4.6.1 shall limit in any way any ability for Company to revoke any initial acceptance or deemed acceptance or any Product, if Company determines that any such quantity of Product delivered hereunder is Defective (defined below).

4.6.2. Disputed Rejection. If Jabil disputes the basis for rejection set forth in a Specification Notice, it shall provide written notice of the same to Company within ten (10) business days following receipt of the Specification Notice (“Notice of Disputed Defect”) and the Parties shall use good faith efforts to resolve such as soon as practicable. If the Parties are unable to resolve such dispute within the [****] period following the delivery of the Notice of Disputed Defect, then the applicable Product shall be submitted to a mutually acceptable Third Party that is capable of testing such Product and resolving such dispute. Such Third Party testing shall determine whether the Product is a Defective Product, and such Third Party’s determination shall be final and binding on the Parties. The Party against whom the Third Party laboratory rules shall bear all costs of the Third Party testing. If Jabil does not dispute the basis for rejection set forth in a Specification Notice Jabil shall follow its standard return process as set forth in Section 5.2 herein. The evaluation procedures set forth in this Section shall apply to any redelivered Product. Acceptance of Product does not waive the warranty obligations under Section 5 of this Agreement.

5. Warranty & Remedy.

5.1. Jabil Warranty. Jabil warrants to Company that (i) Jabil will manufacture the Product in accordance with a workmanship standard mutually agreed upon in writing, if any, (ii) the Product will conform to the Specifications at the time of manufacture; (iii) the title to the tangible Products will be free and clear of any and all encumbrances, liens, or other Third Party claims at the time of delivery that are not caused by Company’s acts or omissions; and (iv) the Products shall have been manufactured in compliance with applicable cGMP in effect at the time of manufacture of such Product (“Product Warranty”). The above warranty with respect to any Product shall remain in effect for [****] (“Warranty Period”). This warranty is extended to [****]. Without limiting the foregoing, in the event that Company reasonably anticipates the achievement of, or actually achieves, a validated shelf life for the Product in excess of [****], the Parties agree to negotiate in good faith an extension of the Warranty Period to align with the anticipated or actual validated shelf life of the Product, which negotiation shall include agreement on any additional consideration payable to Jabil in consideration for such increased Warranty Period.

5.2. Repair or Replacement of Defective Product. In accordance with Jabil’s standard return material authorization process and procedure (“RMA”), Jabil will either repair or replace or credit [****], any Product, including a Product previously accepted by Company, that contains a defect caused by a breach of the warranty set forth in Section 5.1 provided that the Product is received by Jabil within [****] following the end of any applicable Warranty Period (“RMA Product”). Jabil will analyze any such RMA Product and, if a breach of the Product Warranty is found (“Defect” or “Defective”), then Jabil will repair or replace the RMA Product within [****] of receipt by Jabil of the RMA Product and all required associated documentation. If Jabil determines no such Defect is found, Parties shall follow the dispute resolution process, as outlined in Section 4.6.2.

5.3. Limitation of Warranty. WITHOUT LIMITING JABIL’S INDEMNIFICATION OBLIGATIONS HEREUNDER, THE REMEDIES SET FORTH IN SECTIONS 5.1, 5.2 AND 8.2.6 SHALL CONSTITUTE COMPANY’S SOLE AND EXCLUSIVE REMEDIES WITH RESPECT TO DEFECTIVE PRODUCTS HEREUNDER. THE WARRANTY SET FORTH IN THIS SECTION 5 IS IN LIEU OF, AND JABIL EXPRESSLY DISCLAIMS, AND COMPANY EXPRESSLY WAIVES, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING COMPLIANCE WITH MATERIALS DECLARATION REQUIREMENTS, ANY COMPONENT WARRANTY, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OR MISAPPROPRIATION OF ANY RIGHT, TITLE OR INTEREST OF COMPANY OR ANY THIRD PARTY. NO ORAL STATEMENT OR REPRESENTATION BY EITHER PARTY, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER.

JABIL’S WARRANTY SHALL NOT APPLY TO ANY PRODUCT THAT HAS BEEN SUBJECTED TO TESTING BY COMPANY OR ANY THIRD PARTY FOR OTHER THAN SPECIFIED ELECTRICAL CHARACTERISTICS OR TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES

ESTABLISHED IN APPLICABLE SPECIFICATIONS, OR TO HAVE BEEN THE SUBJECT OF MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR, ALTERATION, DAMAGE, ASSEMBLY, PROCESSING, STORAGE OR ANY OTHER INAPPROPRIATE OR UNAUTHORIZED ACTION OR INACTION THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES. THIS WARRANTY SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT ARISING FROM ANY DRAWING, DESIGN, SPECIFICATION, PROCESS, TESTING OR OTHER PROCEDURE, ADJUSTMENT OR MODIFICATION SUPPLIED AND/OR REQUIRED BY COMPANY.

5.4. Debarment. Each Party represents and warrants to the other Party that, to its knowledge, as of the Effective Date, it is not currently under investigation by the FDA or other Regulatory Authority for debarment or is presently debarred by the FDA or other Regulatory Authority. If during the Term, either Party or any Person that will be involved in the performance of obligations under this Agreement (i) comes under investigation by the any Regulatory Authority for a debarment action, (ii) is debarred, or (iii) engages in any conduct or activity that could lead to debarment, then, in each case, the Parity will immediately notify the other Party

6. Limitation of Damages.

EXCEPT WITH REGARD TO CONFIDENTIALITY SET FORTH IN SECTION 12 AND ANY INDEMNITIES SET FORTH IN SECTION 14 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER DAMAGES, LOSS, OR EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED. JABIL’S AGGREGATE LIABILITY UNDER SECTION 4.1 (JABIL GENERAL OBLIGATIONS), AND SECTION 8.2.6 (RECALLS) SHALL NOT EXCEED THE GREATER OF (A) [****] OF THE AMOUNTS PAID OR PAYABLE TO JABIL [****] FROM WHEN A CLAIM FRIST AROSE AND (B) [****]. THE LIMITATIONS SET FORTH IN THIS AGREEMENT SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED IN THIS AGREEMENT.

7. Delivery and Financial Terms.

7.1. Delivery and Pricing.

7.1.1. Delivery. Delivery shall be [****], subject to Jabil’s storage obligations as described in this Section 7.1.1. The Parties may agree in the SOW for Jabil to segregate and store all Product until tender of delivery. Jabil shall cooperate with Company to arrange shipments for Company, including using Commercially Reasonable Efforts to secure beneficial pricing terms for Company. If Company fails to take delivery of any Product on any scheduled delivery date, Jabil shall store (either at its facility or an approved third party facility) such Product as Company’s agent for up to [****], and Company shall be invoiced on the first day of each month following such scheduled delivery for reasonable administration and storage costs in accordance with Jabil’s then current prices, provided that Jabil has reasonable notice of such storage request to ensure availability of sufficient storage capacity. If need be, the Parties may agree to an extension to the storage of Products beyond the initial [****] period. For clarity, any Products that are held in storage pursuant to the foregoing are to be held as Company-consigned inventory.

7.1.2. Pricing.

7.1.2.1. Volume Based Pricing. In the event the Prices for a Products are based on a Volume Pricing Matrix (as defined below), this Section 7.1.2.1 shall apply; otherwise Section 7.1.2.2 shall apply. The prices for Products, and are based upon the number of units of Product purchased per Pricing Period, prorated for any partial Pricing Period, as set forth in the volume pricing matrix initially set forth in Schedule 1 (the “Volume Pricing Matrix”). Prices for a Pricing Period will be set [****]. At the end of each quarter within a Pricing Period, Jabil will review the actual purchases of Product during such quarter and the forecasted orders for Products in the upcoming quarter, and, if the actual purchases during the then-ending quarter and/or the upcoming quarter correspond to a different pricing band in the Volume Pricing Matrix than the invoiced pricing band, Jabil will, within [****] after the end of the relevant quarter, either [****]; provided, however, that Jabil may adjust the pricing during a Pricing Period if the volume of Product ordered drops from the originally forecasted amount into a lower pricing band. Invoices issued hereunder shall be subject to the payment terms herein. Jabil may adjust the Volume Pricing Matrix to reflect changes [****]. In the event of any Component pricing increases, the Volume Pricing Matrix shall be adjusted as necessary to [****]. Further, the Volume Pricing Matrix shall be reviewed and revised on for the forth coming Pricing Period to reflect [****].

7.1.2.2. Standard Pricing. The following shall apply if the Prices of Products are not based on a Volume Pricing Matrix. The Prices will be reviewed by the Parties on a quarterly basis and will be revised consistent with increases or decreases in [****] applicable to the manufacture of the Product.

7.1.3. Export Declaration. For any shipments where Jabil acts as an agent in completing the Shipper’s Export Declaration and managing Company’s exports on behalf of Company, where the Company is the exporter of record (Principal Party in Interest - PPI), [****].

7.1.4. Price Changes. In the event, at any time during performance of its obligations hereunder, Jabil’s cost of performance significantly changes due to causes beyond its reasonable control, [****], which may be caused by [****]. Such adjustment shall be subject to the supporting documentation provided by Jabil as may be reasonably requested by Company and shall be limited to [****] for the provision of Manufacturing Services hereunder. On a case by case basis and to the extent feasible, Jabil shall [****] the Parties agree to implement reasonable [****] price reductions in the event that manufacturing efficiencies, supply costs or labor costs fall [****] in a manner that decreases the costs of the provision of Manufacturing Services hereunder [****].

7.2. Payment. Company shall pay Jabil all monies when due, including all NRE Costs associated with this Agreement and agreed by the Parties in writing. Company shall make payments to Jabil upon issuance of a Purchase Order, and any amounts incurred and that are owed hereunder which are not paid upon issuance of a Purchase Order are due [****] for undisputed amounts from the date of receipt of an invoice [****]. Company hereby [****]. Jabil may require Company or its Affiliates to provide financial assurances, such as adjusting payment terms, providing a letter of credit or bank guarantee, or tendering a deposit if Jabil determines, in its reasonable judgment, that Company or Company’s Affiliates are not creditworthy. In the event of any late payment by Company of more than [****], monthly interest rate of the lesser of [****], or the maximum permitted under applicable law, whichever is lower, shall accrue on the overdue amount every month past the initial invoice due date, pro rata.

7.3. NRE. Any equipment, tooling, component, material or other goods or property, which is purchased by Jabil in order to perform its obligations under this Agreement, shall become the property of Company once Jabil is reimbursed for all such NRE Costs. Jabil shall invoice Company for actual outstanding NRE Costs and other monies due at monthly intervals (or such other intervals as deemed appropriate) during the term of this Agreement and upon cancellation, termination or expiration of this Agreement. Jabil agrees to request advance written approval from Company should resource requirements, and thereby NRE Costs, increase materially relative to estimated NRE Costs initially agreed by the Parties. Upon such request, Jabil shall provide to Company reasonably detailed supporting documentation and/or descriptions of the NRE Costs for which Jabil seeks reimbursement.

7.4. Taxes. Company shall be responsible for all federal, foreign, state and local sales, use, excise and other taxes (except taxes based on Jabil’s income), all delivery, shipping, and transportation charges and all foreign agent or brokerage fees, document fees, custom charges and duties. If Company is required by law to withhold any taxes, duties, fees, levies, or charges (“Withholding Taxes”) from any payments or reimbursements otherwise due to be paid to Jabil, Company may deduct the amount of such Withholding Taxes. Company shall promptly send Jabil original tax receipts or other documentation evidencing the payment of such Withholding Taxes. [****]. The Parties agree to cooperate in good faith to mitigate the amount of any taxes to which either Party is subject.

7.5. Foreign Currency. It is the intent of both Parties to trade in USD (United States dollars) whenever possible and remain fixed in that currency unless otherwise mutually agreed otherwise. The Company and Jabil agree that there will be a currency reconciliation process. The reconciliation is the difference between the amount in USD, considering the average foreign exchange rate in the previous month from the invoice date and the amount of USD in the payment day, according to the Wall Street Journal, each respective date; under the philosophy that no party to this agreement will benefit from currency variation. The supplementary invoice or credit for the aforementioned reconciliation should be settled within [****].

7.6. Aggregate Credit Limit. The Parties shall agree on an aggregate level of credit that is extended to Company, which this initial amount may be adjusted from time to time as provided herein (“Aggregate Credit Limit”) and will be subject to commercially reasonable reviews and changes as part of each of the quarterly business reviews (“QBRs”). Company’s credit level shall be reviewed in the QBRs and the Aggregate Credit Limit may be changed at Jabil’s discretion upon review of the most recent financial statements from Company. If Company exceeds its Aggregate Credit Limit, the Parties shall immediately convene for resolution of the situation. Jabil is not obligated to extend credit to Company beyond the Aggregate Credit Limit [****].

8. Import and Export; Quality and Regulatory Obligations; FAR Regulations.

8.1. Import and Export. Company shall be responsible for obtaining any required import or export licenses necessary for Jabil to ship Product, including certificates of origin, manufacturer’s affidavits, and U.S. Federal Communications Commission’s identifier, if applicable and any other licenses required under U.S. or foreign law and Company shall be the importer of record. Company agrees that it shall not export, re-export, resell or transfer, or otherwise require Jabil to ship or deliver any Product, assembly, component or any technical data or software which violate any export controls or limitations imposed by the United States or any other governmental authority, or to any country for which an export license or other governmental approval is required at the time of export without first obtaining all necessary licenses and approvals and paying all duties and fees. Company shall provide Jabil with all licenses, certifications, approvals and authorizations in order to permit Jabil to comply with all import and export laws, rules and regulations for the shipment and delivery of the Product. Company shall also be responsible for complying with any legislation or regulations governing the importation of the Product into the country of destination and for payment of any duties thereon.

8.2. Quality and Regulatory Obligations.

8.2.1. Quality Agreement. Upon the request of either Party following the Effective Date, the Parties shall use Commercially Reasonable Efforts to prepare and enter into a reasonable and customary quality agreement (the “Quality Agreement”) which may include the matters referenced in other Sections of this Agreement, as well as provisions with respect to, among other things, Specifications in respect of Product; validation; raw materials; inspection; Equipment; documentation requirements; nonconforming product and deviations from manufacturing process; nonconforming incoming materials; yield; process validation; quality audit; records retention; design control; corrective and preventive action; and quality assurance obligations of the Parties for the Product. Upon completion and execution by the Parties, the Quality Agreement shall be made a part of and incorporated into this Agreement. For clarity, any breach of the Quality Agreement will be deemed a breach of this Agreement. In the event of a conflict between the Quality Agreement and this Agreement, including the terms set forth in this Section 8.2, the Quality Agreement shall govern with respect to all issues appurtenant to quality and this Agreement will govern otherwise. Without limiting the foregoing, and as set forth in additional detail in the Quality Agreement, Jabil shall maintain and follow a quality control and testing program consistent with the Specifications and, as applicable, cGMP (the “Quality Control Procedures”). Further, the Parties shall agree on a mutually acceptable process for qualifying new or alternate Components or suppliers of Components. To the extent that the terms or conditions of the Quality Agreement, or any procedure, specification or requirement referenced by it, conflicts or is materially inconsistent with the terms of this Agreement, the terms of this Agreement shall prevail, other than with respect to any issue solely related to quality or quality assurance for the Products.

8.2.2. Regulatory Activities; Information. Subject to the terms of the Quality Agreement, Jabil shall provide all regulatory and technical information relating to the manufacture and supply of the Products as reasonably requested by Company in connection with Company’s seeking or maintaining any Regulatory Approvals, at no additional charge, including all available information in Jabil’s control that is reasonably necessary or useful for Company to apply for, obtain and maintain Regulatory Approvals for its products that use, incorporate or are derived from any Product in any country or regulatory jurisdiction, including, without limitation, information relating to the facilities, or the Components, process, and methodology used in the manufacture, processing or packaging of each Product and all information required to be submitted or requested to be provided to any governmental authority in connection with the same. In addition, Jabil will reasonably cooperate with Company with respect to all reporting obligations relevant to each Product under applicable laws.

8.2.3. Mandated Changes to Specifications and Manufacturing Process. Except as otherwise expressly set forth in the Quality Agreement with respect to any of the following matters in this Section 8.2, the Parties agree as follows:

8.2.3.1. Jabil shall obtain Company’s prior written approval, not to be unreasonably withheld, before Jabil implements any change in the Components, equipment, manufacturing process or procedures used to manufacture or test any Product in any manner that would modify the fit, form, function, safety or efficacy of the Products manufactured hereunder.

8.2.3.2. Notwithstanding the foregoing, if Jabil is required to modify the manufacturing process for any Products to comply with changes in applicable law, then it shall immediately notify Company, and may implement such change, provided that in such case the Parties shall consult in good faith with respect to such change if such change is reasonably likely to effect the regulatory approval for or regulatory documentation related to the Product. In the event that Jabil implements any change to the manufacturing process for any Products, then it shall maintain a device master record of all such changes pursuant to the terms set forth in the Quality Agreement.

8.2.3.3. For the avoidance of doubt, Company shall have the sole responsibility with respect to any changes to the Specifications.

8.2.4. Records. Jabil shall keep complete, accurate and authentic accounts, notes, data and records pertaining to the manufacture, processing, testing and storage of each Product for at least [****] following the date of manufacture of such Product, or such longer period of time if consistent with applicable law. During the Term, Company may periodically review, upon prior notice to Jabil, such documentation and results to audit, survey, or verify the adherence of Jabil to the Quality Control Procedures and Applicable Laws.

8.2.5. Complaints. If either Party becomes aware of any complaint, suspected adverse research, outcome, or claim related to the Products, then such Party shall promptly notify the other Party. If requested by Company, Jabil shall diligently conduct internal investigations, record reviews, and sample evaluations as reasonably necessary to determine the validity of any Product complaint and Jabil shall promptly report the results to Company.

8.2.6. Recalls. If Company is required or requested by any Regulatory Authority (or voluntarily decides in good faith) to recall any of Company’ products that use, incorporate or are derived from any Product, Company shall coordinate such recall. Company will notify Jabil as soon as practicable after there is a decision by Company to institute a recall, withdrawal, or field action with respect to any Product. Jabil shall reasonably support Company’s activities associated with the recall, as requested, including but not limited to, providing Company with the result of failure investigation associated with the recalled Product. Jabil shall contact Company for instructions with regards to validity of a request about Products or services by a Regulatory Authority. To the extent any Defective Product results in a field alert or correction or market withdrawal within the Warranty Period (“Recall”) or a Recall is mandated, or in the opinion of Company is likely to be mandated, by the FDA under 21 C.F.R. Part 7, or any similar Regulatory Authority, for [****].

8.2.7. Regulatory Actions.

8.2.7.1. Regulatory Inspections. Jabil will permit any Regulatory Authority to conduct inspections of the Jabil facility(ies) as they may request, including pre-approval inspections, and will reasonably cooperate with such Regulatory Authority with respect to the inspections and any related matters, in each case which is related to the Products. If any Regulatory Authority requests access to Jabil’s quality records, facilities manufacturing the Products and/or personnel, or conducts an unannounced inspection, in each case to the extent directly concerning the Products, then Jabil will promptly notify Company as soon as reasonably possible (in all cases within a timeframe that is set forth in the Quality Agreement or quality plan). To the extent not prohibited by law and reasonably possible, Company will have the right to be present at any Regulatory Authority or other governmental authority inspection to the extent such inspection directly concerns the Products and, where time permits, to conduct a pre-inspection audit. Jabil will keep Company timely informed about the results and conclusions of each regulatory inspection, including actions taken by Jabil to remedy conditions cited in the inspections.

8.2.7.2. Information and Findings. Jabil will provide Company with copies of any written inspection reports issued by the governmental authority and all correspondence between Jabil and the governmental authority, and all related correspondence, in each case relating to the Products or general manufacturing concerns that may be applicable to the Products (i.e., Jabil facility compliance or the like) within [****] of Jabil’s receipt thereof. For verbal communications with a governmental authority, Jabil will provide Company with a written summary thereof within [****] hours of such verbal communication. Where Jabil is required or intends to respond to any communication from a Regulatory Authority relating to any Products, Jabil will provide Company with a copy of such communication and Jabil’s proposed response sufficiently in advance of the date that such response is to be submitted, in order to permit Company to review and comment upon such response. To the extent permitted by applicable laws, Jabil will incorporate all such Company comments into such response prior to submission. Jabil will contemporaneously provide Company with a copy of any written communication from Jabil to a governmental authority relating to any Products.

8.3. Design Services; US Government Contracts. In the event that the Parties agree that Jabil will provide any technical or development services for Company, then the terms set forth in the Party’s TSA shall apply to such technical or development services. In the event that the Parties agree that Jabil will provide U.S. government subcontract services for Company, or services related to or for export controlled products (e.g. International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations (EAR) the terms and conditions of such services shall be set forth in a separate, mutually agreed written agreement prior to the commencement of any such services. As of the effective date, neither Party believes there are any applicable FAR, DFAR, or any other FAR Supplement clauses applicable to this Agreement. Notwithstanding the foregoing, should FAR, DFAR or any other FAR Supplemental clauses become applicable to this Agreement, then on the request of either Party, the Parties agree to negotiate an amendment to this Agreement to reflect the application of any such clauses to the activities hereunder. If Company requires Jabil to perform any of the foregoing services prior to execution of a separate agreement, Jabil’s services will be provided “as is” and Company shall be fully responsible for any claims or liability arising from such services and corresponding deliverables or products.

9. Change Orders, Production Increases; Forecast Flexibility.

9.1. Specification, Product or Process Changes. Company may, in writing, request configuration or engineering changes to Products, a change to the Manufacturing Services or Specifications at any time. Jabil will analyze the requested change and provide Company with an assessment of the effect that the requested change will have on cost, manufacturing, scheduling, delivery and implementation. Company will be responsible for all costs associated with any accepted changes. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules. Any resulting Excess Material and Obsolete Material shall be subject to the terms set forth in Section 9.4.

9.2. Forecast/PO Flexibility.

9.2.1. Reschedules and Cancellations. The requirements for the first [****] of the Forecast shall constitute a firm and binding purchase order for that quantity of Products (the “Firm Period”). Pursuant to Section 4.1, Jabil shall manufacture and supply the Products in accordance with the Forecast and any applicable Firm Period and Purchase Order. The remaining portion of the Forecast is intended to allow Jabil to purchase (and is hereby authorized to purchase) Components necessary to manufacture the quantities of Product identified, and Company shall be responsible for the cost of such Components procured in the event of any termination or cancellation as Committed Costs. Company may request Jabil to reschedule or cancel a portion or all of the quantities within the Firm Period. Jabil may accept such requests, in its sole discretion, and if Jabil does accept such requests, then Jabil shall provide Company a financial impact analysis on the associated costs with such reschedule or cancellation, which may include but will not be limited to [****]. Company shall pay Jabil the costs set forth in the financial impact analysis in accordance with this Agreement. Furthermore, any quantities of Products rescheduled may not be subsequently rescheduled and reschedules of Products shall not be more than [****] from the original delivery date. Company shall be responsible for any Excess Materials and Obsolete Material resulting from cancellations or reschedules pursuant to this Section, which shall be addressed in accordance with Section 9.4 below.

9.2.2. Production Increases. Company may, in writing, request increases in production volume of Product for an outstanding Forecast at any time. Jabil will analyze the request and determine if it can meet the requested increase within the required Lead-time. If Jabil can satisfy the requested increase Jabil will notify Company.

If Jabil is unable to satisfy the request due to Component or capacity constraints, or other factors, Jabil will notify Company, and conduct a financial impact analysis to expedite manufacture and delivery of the Products to meet the requested production increase as expeditiously as possible. The financial impact analysis will include, but not limited to, changes to the Product’s price, inbound/outbound shipment costs, additional costs to supplier of Components to accelerate shipments and other material handling and/or production related charges. If the production increase is agreed upon, Company will provide a new PO setting forth the expected delivery date of the changed order. If Jabil is unable to satisfy or comply with Company’s requested increase in production volume within the requested time frame for delivery, Jabil will provide the reasons preventing Jabil from satisfying the requested increase within [****] after receipt of Company’s request, which could be for reasons that include capacity constraints, Component constraints, or any other factors relating to the manufacture of the Products. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules. [****].

9.3. Safety Stock. Jabil and Company agree that safety stock (including components, sub-assemblies and finished goods inventory) may be required to be held at Jabil for flexibility in certain circumstances. When appropriate, the Parties agree to establish, and Jabil agrees to hold in inventory, safety stock at mutually agreed upon levels. Company shall be liable for safety stock mutually agreed upon and placed in inventory at Jabil. Upon mutual agreement, Company shall place a PO for the safety stock. The Parties will review safety stock levels on at least a quarterly basis and will develop plans to resolve the issues creating the need for safety stock and remove the safety stock as soon as possible.

9.4. Excess Material and Obsolete Material. Upon: (1) receiving notice from Company of an engineering change or (2) any Product or Component has: (i) no PO from Company; (ii) becomes Excess Material; (iii) becomes Obsolete Material; or (iv) has reached its end-of-life, Jabil will, within a reasonable period after receiving such notice or due to lack of POs, provide Company with an analysis of Company’s liability to Jabil for Components acquired or scheduled to be acquired to manufacture such Product (“Material Inventory”). Company’s liability shall include [****] (“Company Liability”). Jabil will use Commercially Reasonable Efforts to assist Company in minimizing Company Liability by taking the following steps: [****]. Upon receipt of the analysis of Company Liability, Company shall [****].

9.5. End of Life Material. Upon notification from Supplier of Component End-of-Life (“EOL”), Jabil will notify Company within a reasonable period after receiving such notice and provide Company with the manufacturer and the part number of such Component. Company shall [****].

10. Term. This Agreement shall be effective on the Effective Date for a period of three (3) years and shall automatically be renewed for successive periods of one year, unless a party provides the other party with notice of its intent not to renew this Agreement at least one hundred and eighty (180) days prior to the expiration of the then current term. Notwithstanding the foregoing, Sections 1, 2, 4.2.1 (solely with respect to return of equipment and ownership) 4.5, 4.6, 5.1, 5.2, 5.3, 6, 7, 8.1, 8.2.4, 8.2.6, 8.2.7.2 (solely with respect to any inspection that occurred prior to the effective date of termination or expiration) 10, 11.5, 11.6, 11.7, 12, 13, 14, 15, 17, 18 and 19 herein shall survive the expiration, cancellation or termination of this Agreement.

11. Termination and Termination Charges.

11.1. Termination Rights. This Agreement may be terminated at any time upon the mutual written consent of the Parties. In addition, this Agreement may be by either Party at will upon at least one hundred and eighty (180) days’ written notice to the other Party.

11.2. Reserved.

11.3. Termination for Cause. Either Party may terminate this Agreement based on the material breach by the other Party of the terms of this Agreement, provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least thirty (30) days prior to the intended termination date. During such time the Party in material breach may cure the alleged breach and if such breach is cured within such thirty (30) day period, no termination will occur and this Agreement will continue in accordance with its terms. If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.

11.4. Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement by written notice to the other Party, effective immediately upon receipt, upon the happening of any of the following events with respect to a Party:

11.4.1. The appointment of a receiver or custodian to take possession of any or all of the assets of the other Party, or should the other Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantial portion of the other Party’s assets, and such attachment, execution or seizure is not discharged within [****].

11.4.2. The other Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within [****] of the date of filing.

11.4.3. The liquidation, dissolution or winding up of the other Party whether voluntarily, by operation of law or otherwise.

11.5. Termination Effects. If this Agreement is terminated or expires for any reason, Company shall not be excused from performing its obligations under this Agreement with respect to payment for all Committed Costs (defined below) and all monies due Jabil hereunder including costs and expenses reasonably incurred by Jabil in anticipation of the performance of its activities under this Agreement up to and including the Termination Effective Date. Upon termination or expiration of this Agreement for any reason (“Termination”), Jabil shall [****]. All goods for which Company shall have paid 100% of Jabil’s incurred cost or more shall be held by Jabil for Company’s account and Company may arrange for its acquisition of them on AS-IS, WHERE-IS basis. Jabil will use Commercially Reasonable Efforts to mitigate any such costs or expenses as set forth in Section 11.6 and shall provide Company with an invoice for its any costs or equipment under this Section 11.5 and any other payments due to date prior to Termination or as soon as reasonably practicable following Termination. To the extent that the amounts paid under any PO or work order exceed the amounts actually earned by Jabil (including committed costs as set forth above), Jabil will refund the difference to Company within [****] of the effective date of such termination. The foregoing does not obligate Company to pay for or reimburse Jabil for the following: [****].

11.6. Duty to Mitigate Costs. Both Parties shall, in good faith, undertake Commercially Reasonable Efforts to mitigate the costs of Termination. Jabil shall make Commercially Reasonable Efforts to cancel all applicable Component purchase orders and reduce Component inventory through return for credit programs or allocate such Components for alternate Company programs if applicable, or other customer orders provided the same can be used within [****] of the termination date.

11.7. Transition Support. Upon Termination, the Parties shall mutually agree on a plan to wind down or transfer the manufacturing of Products hereunder to Company or a third party (“Exit Plan”). As part of the Exit Plan, the Parties shall agree on the commercially reasonable terms pursuant to which Jabil shall provide to Company (i) complete copies of the device master records and device history records (as stored in Jabil’s quality management system); (ii) all Company-provided tooling, materials, Confidential Information, and Bailed Equipment in Jabil’s possession or control; (iii) any and all information that is mutually agreed upon to be reasonably necessary to enable Company to make, have made, use, sell, offer for sale and import Products (iv) reasonable training, service, and support assistance required to enable Company to make, have made, use, sell, offer for sale and import Products; provided that generally applicable manufacturing know-how shall not be included in the foregoing transfer unless and only to the extent necessary to make or have made the Products. Any data, know-how, technology, or information transferred by Jabil to Company under this Section 11.7 that is Proprietary Information and Technology shall continue to be the Proprietary Information and Technology of Jabil, provided that the Parties understand and agree that any appropriate licenses and rights of Company to use and practice such Proprietary Information and Technology of Jabil shall be set forth in Section 8.3 of the TSA (License to Jabil Technology). The reasonable out-of-pocket costs and personnel costs associated with any transfer under this Section 11.7 shall be borne by Company, provided that Jabil shall be responsible for all internal and personnel costs incurred in connection with such transfer if such transfer is initiated following the material breach or bankruptcy of Jabil. Company reserves the right to determine at its sole discretion the manufacturer of the Product.

12. Confidentiality.

12.1. Confidentiality Obligations. In order to protect both Parties’ Proprietary Information and Technology, except as expressly permitted under this Agreement, the Parties shall not disclose any Proprietary Information and Technology to an unauthorized third party, shall use the same degree of care, but no less than a reasonable degree of care, as such Party uses with respect to its own similar information to protect the Proprietary Information and Technology of the other Party, and to prevent any use of Proprietary Information and Technology other than for the purposes of this Agreement. Proprietary Information and Technology of a Disclosing Party shall not include information that the Receiving Party can demonstrate by competent written evidence: (w) is now, or hereafter becomes, through no breach of this Agreement by the Receiving Party or any of its representatives, generally known or available; (x) is known by the Receiving Party at the time of receiving such information, as evidenced by its pre-existing written records; (y) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure; or (z) is hereafter independently developed by the Receiving Party without reference to or reliance upon Proprietary Information and Technology and without any breach of this Agreement, as evidenced by its contemporaneously-maintained written records. For purposes of this Section 12.1, no combination of elements within the Proprietary Information and Technology shall be deemed to be part of the public domain merely because the individual elements of such combination are part of the public domain, unless the entire combination itself, or the entire principle of use or operation of such combination (if any), is part of the public domain. In addition, no element within the Proprietary Information and Technology shall be deemed to be a part of the public domain merely because it is embraced by more general information or data that is part of the public domain.

12.2. Required Disclosures. Notwithstanding the provisions of Section 12.1, the receiving Party may disclose Proprietary Information and Technology, without violating its obligations under this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by law or regulation, provided that the receiving Party shall give reasonable prior written notice to the disclosing Party of such required disclosure and, at the disclosing Party’s request and expense, shall cooperate with the disclosing Party’s efforts to contest such requirement, to obtain a protective order requiring that the Proprietary Information and Technology so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of such Proprietary Information and Technology. In any event, the receiving Party shall only disclose that portion of the Proprietary Information and Technology that is legally required to be disclosed.

12.3. Employees, Agents and Representatives. The Receiving Party shall only permit access to Proprietary Information and Technology to those of the Receiving Party’s employees, agents and representatives who (a) have a need to know such information, (b) have been advised by the Receiving Party of the Receiving Party’s obligations under this Agreement, and (c) are contractually or legally bound by obligations of non-disclosure and non-use at least as stringent as those contained herein. The receiving Party will cause each of its employees, agents and representatives to maintain and protect the confidentiality of the Proprietary Information and Technology. The failure of any employee, agent or representative of the receiving Party to comply with the terms and conditions of this Section 12 shall be considered a breach of this Agreement by the receiving Party.

12.4. Term and Enforcement. The confidentiality obligation set forth in this Agreement shall be observed during the term of the Agreement and for a period of [****] following the termination of this Agreement. Each Party acknowledges that a breach of any of the terms of this Section 12 may cause the non-breaching Party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching Party may institute an action to enjoin the breaching Party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and shall be in addition to any other relief to which the non-breaching Party may be entitled at law or in equity. Such remedy shall not be subject to the arbitration provisions set forth in Section 19.10.

12.5. Return of Proprietary Information and Technology. Upon the termination, cancellation or expiration of this Agreement, the Receiving Party shall, upon the Disclosing Party’s written request, except to the extent Proprietary Information and Technology cannot be returned or destroyed (or deleted, in the case of information stored in computer hard drives or cloud solutions), return all Proprietary Information and Technology (including all copies thereof) to the Disclosing Party, or at the Disclosing Party’s instruction, destroy such Proprietary Information and Technology. Any destruction of Proprietary Information and Technology will be confirmed by the Receiving Party by means of a certificate executed by a duly authorized representative.

13. Intellectual Property Rights.

13.1. Intellectual Property Ownership. As between the Parties, each Party shall retain all rights, title and ownership of its own Background Intellectual Property.

13.2. Company Intellectual Property. Company hereby grants to Jabil an irrevocable, perpetual, worldwide, non-exclusive, fully paid up, royalty free, non-transferable, non-sub licensable right and license under the Intellectual Property rights owned or controlled by the Company only insofar as solely required for Jabil to perform its obligations under this Agreement. Except expressly provided herein, neither Party grants the other Party any other rights or licenses, whether express, implied, or by virtue of estoppel or otherwise, to its Intellectual Property rights.

13.3. Technical Services Agreement. The Parties expressly understand and agree that there shouldn’t be any Intellectual Property newly generated under this Agreement. In the event the Parties anticipate and Created Intellectual Property (as defined in the TSA) may arise through an ECO or other engineering change, then the Parties shall develop a statement of work under the TSA. Without limiting the foregoing, in the event that there is Created Intellectual Property generated under this Agreement that is reasonably necessary to enable Company to make, have made, use, sell, offer for sale and import Products, the Parties expressly agree that the rights to practice such Intellectual Property shall be included in the licenses granted to the company under Section 8.3 of the TSA (License to Jabil Technology), if and as applicable.

14. Company Indemnification.

14.1. Jabil Indemnified Claims. Company shall indemnify, defend and hold harmless Jabil and its officers, directors, employees, Subsidiaries, Affiliates, successors and assigns consultants, contractors and agents (“Jabil Indemnitees”) from and against all, damages, losses, costs and expenses, including attorneys’ fees (“Losses”), to which any Jabil Indemnitee may become subject as a result of any third party claims, suits, actions, demands (“Claims”) asserted against Jabil to the extent such Losses arise out of: (a) the Specifications, the use of Company’s Proprietary Information and Technology as expressly contemplated hereunder, including the use of any information, technology and processes required by Company to be used by Jabil hereunder, and the Product supplied under this Agreement, provided that such Product was conforming Product supplied under this Agreement; (b) that any item in subsection (a) infringes or violates any patent, copyright or other intellectual property right of a third party as a result of the use by Jabil of the foregoing as contemplated under this Agreement (and not for any combination of any such information, technology or process in connection with any Jabil technology, information or process or the manufacturing processes, selected and utilized in the manufacture or supply of the Products hereunder); and (c) any product liability claim, including bodily injury or tangible property damage, caused by the Product supplied under this Agreement, provided that such Product was conforming Product supplied under this Agreement; except in each case to the extent such Losses result from the breach by Jabil of any representation, warranty, covenant or agreement made by it under this Agreement or the negligence or willful misconduct of any Jabil Indemnitee.

14.2. Company Indemnified Claims. Jabil shall indemnify, defend and hold harmless Company, its Affiliates and its and their and its officers, directors, employees, consultants, contractors, (sub)licensees, and agents (“Company Indemnitees”) from and against all Losses arising from any Claims asserted against Company Indemnitees, that arise out of: (a) any allegation that the manufacturing processes, selected and utilized in the manufacture or supply of the Products hereunder infringe or misappropriate any patent, copyright, trade secret or other intellectual property right of a third party; and (b) any bodily injury or tangible property damage resulting from a Defect caused by the gross negligence, recklessness or willful misconduct of any Jabil Indemnitee.

14.3. Control of Defense. In the event a party seeks indemnification under Section 14.1 or 14.2, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration provided that such settlement does not involve any admission wrongdoing on the part of the indemnified party), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. At the Indemnifying Party’s expense, the indemnified Party will provide such assistance and cooperation as is reasonably requested by the Indemnifying Party or its counsel in connection with such Claims. The Indemnifying Party shall give the indemnified Party prompt written notice of any proposed settlement of any Claims. The Indemnifying Party shall not enter into any settlement that affects the indemnified Party’s rights or interests without providing the indemnified Party with at least ten (10) business days’ prior written notice, and without the indemnified Party’s prior written approval, which shall not be unreasonably withheld.

15. Relationship of Parties. Jabil shall perform its obligations hereunder as an independent contractor. Nothing contained herein shall be construed to imply a partnership or joint venture relationship between the Parties. The Parties shall not be entitled to create any obligations on behalf of the other Party, except as expressly contemplated by this Agreement. The Parties will not enter into any contracts with third parties in the name of the other Party without the prior written consent of the other Party.

16. Insurance. Each Party will keep its business and properties insured at all times against such risks for which insurance is usually maintained by reasonably prudent Persons engaged in a similar business (including insurance for hazards and insurance against liability on account of damage to Persons or property and insurance under all applicable workers’ compensation laws). The insurance maintained shall be in such monies and with such limits and deductibles usually carried by Persons engaged in the same or a similar business. In support of its indemnification obligations, [****]. Nothing herein regarding insurance either limits or increases Company’s indemnification to Jabil. Certificates of Insurance shall be provided by Company within thirty (30) days of the execution of this Agreement and annually thereafter on the anniversary date of this Agreement. Jabil shall permit Company to review its insurance status at any time by using the following information: URL: https://aonline.aon.com; User Name: EOCJabil; Password: Cert123@.

17. Publicity. Without the consent of the other Party, neither Party shall refer to this Agreement in any publicity or advertising or disclose to any third party any of the terms of this Agreement. Notwithstanding the foregoing, neither Party will be prevented from, at any time, furnishing any information to any governmental or regulatory authority, including the United States Securities and Exchange Commission or any other foreign stock exchange regulatory authority, that it is by law, regulation, rule or other legal process obligated to disclose, so long as the other Party is given advance written notice of such disclosure. In addition, Company may disclose the existence and terms and conditions of this Agreement to its potential or actual investors, lenders, collaboration partners or acquirors and their respective financial advisors and attorneys as may be necessary or useful in connection with their evaluation of such potential or actual financing, investment, collaboration or acquisition; provided, however, in each such case, on the condition that such persons are bound by obligations of confidentiality and non-use at least as stringent as those set forth herein or that are otherwise customary for such type and scope of disclosure, and that any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed. A Party may disclose the existence of this Agreement and its terms to its attorneys and accountants, suppliers, customers and others only to the extent necessary to perform its obligations and enforce its rights hereunder.

18. Force Majeure. Neither Party will be liable for any delay in performing, or for failing to perform, its obligations under this Agreement resulting from any cause beyond its reasonable control including, acts of God; blackouts; power failures; inclement weather; fire; explosions; floods; hurricanes; typhoons; tornadoes; earthquakes; epidemics; strikes; work stoppages; labor, component or material shortages; slow-downs; industrial disputes; sabotage; accidents; destruction of production facilities; acts of terrorism, riots or civil disturbances; acts of government or governmental agencies, including changes in law or regulations that materially and adversely impact the Party, and U.S. Government priority orders or contracts; provided that the Party affected by such event promptly notifies [****] the other Party of the event. If the delays caused by the force majeure conditions are not cured within [****] of the force majeure event, then either Party may immediately terminate this Agreement.

19. Miscellaneous.

19.1. Notices. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), addressed to the respective Parties at the following addresses:

Notice to Jabil:	Jabil Inc. 10560 Dr. MLK Jr. St. N. St. Petersburg, FL 33716 Attn: Healthcare CEO	Notice to Company: Lucira Health, Inc., 1412 62nd Street, Emeryville, CA 94608 Attn: VP Global Supply Chain

with a copy to:	Jabil Inc. 10560 Dr. MLK Jr. St. N. St. Petersburg, FL 33716 Attn: General Counsel	with a copy to: Lucira Health, Inc., 1412 62nd Street, Emeryville, CA 94608 Attn: Legal Department

19.2. Amendment. No course of dealing between the Parties hereto shall be effective to amend, modify, or change any provision of this Agreement. This Agreement may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Party against whom such change is to be enforced. The Parties may, subject to the provisions of this Section, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Schedule hereto. Any such supplemental written agreement executed by the Parties shall be binding upon the Parties.

19.3. Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.4. Anti-Bribery Laws. Each Party will perform its obligations hereunder in compliance with the United States Foreign Corrupt Practices Act (FCPA) and the UK Bribery Act.

19.5. Entire Agreement. This Agreement, the Schedules and any addenda attached hereto or referenced herein, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements and negotiations by and between the Parties. Each Party acknowledges and agrees that no agreements, representations, warranties or collateral promises or inducements have been made by any Party to this Agreement except as expressly set forth herein or in the Schedules and any addenda attached hereto or referenced herein, and that it has not relied upon any other agreement or document, or any verbal statement or act in executing this Agreement. These acknowledgments and agreements are contractual and not mere recitals. In the event of any inconsistency between the provisions of this Agreement and any Schedule and any addenda attached hereto or referenced herein, the provisions of this Agreement shall prevail unless expressly stipulated otherwise, in writing executed by the Parties. Pre-printed language on each Party’s forms, including purchase orders, shall not constitute part of this Agreement and shall be deemed unenforceable.

19.6. Assignment. This Agreement shall be binding on the Parties and their successors and assigns; provided, however, that neither Party shall assign, delegate or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party. Notwithstanding the foregoing, Company may assign or assign any or all of its rights and/or its obligations under this Agreement, without the consent of the Jabil, to an Affiliate or to any successor to all, or substantially all of its business or assets to which this Agreement relates, whether by sale, merger, operation of law, exclusive license or otherwise. Further notwithstanding the foregoing, Jabil shall have the right to assign its rights to receive monies hereunder (but not to split such right) without the prior written consent of Company. In any situation where consent is required, the Parties agree that such consent may be conditioned upon such terms and conditions reasonably necessary to assure the Parties of the performance of obligations owed to it under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and legal representatives and their respective assigns. Any purported assignment in violation of this Section shall be null and void.

19.7. Waiver. Waiver by either Party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.

19.8. Captions and Section References. The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions. All references to Sections or Schedules shall be deemed to be references to Sections of this Agreement and Schedules attached to this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.

19.9. Construction. Since both Parties have engaged in the drafting of this Agreement, no presumption of construction against any Party shall apply. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

19.10. Dispute Resolution. The Parties shall use good faith efforts to resolve disputes, within [****] of notice of such dispute. Such efforts shall include escalation of such dispute to the corporate officer level of each Party. Except as set forth below, if the Parties cannot resolve any such dispute within said [****] period, the matter shall be submitted to arbitration for resolution. Arbitration will be initiated by filing a demand at the New York, New York regional office of the American Arbitration Association (“AAA”). Disputes will be heard and determined by a panel of three arbitrators. Each Party will appoint one arbitrator to serve on the panel. A neutral arbitrator will be appointed by the AAA. All arbitrators must have significant experience in resolving disputes involving electronic manufacturing and design services. To the extent the matters in dispute are provided for in whole or in part in this Agreement, the arbitrator shall be bound to follow such provisions to the extent applicable. In the absence of fraud, gross misconduct or an error in law appearing on the face of the determination, order or award issued by the arbitrator, the written decision of the arbitrator shall be final and binding upon the Parties. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any discussions between the Parties or any arbitration proceeding.

19.11. Other Documents. The Parties shall take all such actions and execute all such documents that may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.

19.12. Counterparts. This Agreement may be executed by electronic means, including Docu-sign, and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.

19.13. Governing Law and Jurisdiction. This Agreement and the interpretation of its terms shall be governed by the laws of the State of Delaware, without application of conflicts of law principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. [****].

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

JABIL INC.		LUCIRA HEALTH, INC.

By:	/s/ [****]	By:	/s/ Erik T. Engelson
	(Signature)		(Signature)

Name:	[****]	Name:	Erik T. Engelson
	(Print)		(Print)

Title:	VP Global Business Units	Title:	President & CEO

Date:	9/16/2020	Date:	9/17/2020

SCHEDULE 1: STATEMENT OF WORK AND/OR SPECIFICATIONS TEMPLATE

This Statement of Work (“SOW”) is incorporated into the Master Services Agreement (“MSA”) between Lucira Health, Inc. (“Company”) and Jabil Inc., on behalf of itself and its Affiliates (“Jabil”) dated September 10th, 2020. The Effective Date of this SOW is [MONTH], [X] 20[X] (“SOW Effective Date”). The term of this SOW shall commence on the Effective Date and shall continue until the work described herein has been completed or the termination of the MSA or this SOW, whichever first occurs. This SOW is governed by and subject to the terms of the MSA. In the event of conflicts or discrepancies between the terms and conditions of the MSA and related documents including this SOW, the governing interpretations of such terms and conditions will be based on the following order of precedence: (i) MSA; (ii) the Quality Agreement referred to in the MSA; (iii) this SOW; and (iv) other documents attached to or otherwise made part of the MSA.

1.	Definitions

Capitalized terms used herein shall have the same meaning as in the MSA unless otherwise specified.

2.	Manufacturing Site

3.	Product Lists and Initial Pricing.

4.	Specifications/Assembly Specifications.

5.	Test Procedures.

6.	Packaging and Shipping Specifications.

7.	NRE Costs (if applicable).

8.	Components and Materials Requirements/ Bill of Material/ AVL:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

JABIL INC.		Lucira Health, Inc.

By:		By:
	(Signature)		(Signature)

Name:		Name:
	(Print)		(Print)

Title:		Title:
Date:		Date: